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                                                                    Exhibit 99.1

                                                     Contact:  SGV Bancorp, Inc.
                                                                Barrett Andersen
                                                                   President/CEO
                                                                  (626) 859-4201
                                                                            -or-
                                                 IndyMac Mortgage Holdings, Inc.
                                                                    Pamela Marsh
                                                      Investor and Media Contact
                                                                  (626) 535-8465

                                 Press Release
                   IndyMac Mortgage Holdings, Inc. Agrees to
                           Acquire SGV Bancorp, Inc.

     West Covina, California, July 13, 1999. -- SGV Bancorp, Inc. (NASDAQ:SGVB) today announced that it has entered into an Agreement and Plan of Merger with IndyMac Mortgage Holdings, Inc. pursuant to which IndyMac would acquire SGV Bancorp for cash. Under the terms of the merger agreement, each share of SGV Bancorp common stock would be exchanged for $25.00 in cash. This price may be subject to adjustment as a result of changes in the net portfolio value of certain assets and liabilities of SGV Bancorp. In no event will the purchase price per share be reduced below $22.50 or increased above $27.50 per share.

     IndyMac will pay a total of approximately $62.5 million to acquire all of the shares outstanding and subject to options of SGV Bancorp. This represents 25 times earnings for the twelve months ended March 31, 1999 and approximately
1.78 times fully diluted tangible book value at March 31, 1999 for SGV Bancorp.

     IndyMac currently is one of the nation's leading mortgage lenders. In connection with the acquisition of SGV Bancorp, IndyMac will operate as a registered savings and loan holding company. Based in Pasadena, California, IndyMac primarily originates or acquires prime non-conforming and jumbo home loans. IndyMac also offers a variety of construction loan programs for builders who are constructing single-family residences and for individuals who wish to purchase lots, construct homes or remodel their existing residences and provides home improvement loans and consumer loans secured by manufactured housing.

     SGV Bancorp is the savings and loan holding company for First Federal Savings and Loan Association of San Gabriel Valley. First Federal operates eight offices in the San Gabriel Valley of Southern California and specializes in mortgage lending. At March 31, 1999, SGV Bancorp had total assets of $465 million, total deposits of $324 million and total stockholders' equity of $32 million.

     "We are extremely pleased to be joining the IndyMac family," said Barrett Andersen, President and Chief Executive Officer of SGV Bancorp. "IndyMac, as a premier mortgage lender throughout the nation, is a desirable merger partner offering substantial benefits to shareholders, customers and employees alike. The merger will allow IndyMac to enter the banking market and
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build on SGV Bancorp's already strong retail presence in its market. IndyMac will concentrate on increasing franchise value by expanding SGV Bancorp's business reach and market presence. Customers will enjoy the benefits of IndyMac's technological expertise through its Internet presence and its creative menu of loan products from which to choose, while still enjoying the community bank service they have come to expect from First Federal."

     "We are very pleased to have reached agreement with an institution that provides significant synergies to our own operations, both in terms of geographic location and product menu," commented Michael W. Perry, Chief Executive Officer of IndyMac. "SGVB also provides us with the solid platform we are seeking to enable us to move forward with our plan to strengthen and diversify the funding sources for IndyMac and to become a premier financial services entity," continued Mr. Perry.

     The merger is subject to the approval of the shareholders of SGV Bancorp and IndyMac, and to the receipt of all required regulatory approvals.

     Statements contained in this news release, which are not historical facts, are forward-looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

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